3: MG SmallCap Fund 10f3

MG SmallCap Fund 10f3

Transactions Q1 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Eloquent, Inc.	Primus Knowledge Solutions, Inc.	Concur Technologies, Inc.
Underwriters

US Bancorp Piper Jaffray, Banc of America

Sec, Thomas Weisel, Chase Sec, CIBC World Markets, DBSI, DLJ, E*Offering, FleetBoston Robertson Stephens, Lehman Bros, Morgan

Stanley, Prudential Sec, Salomon Smith Barney,

SG Cowen, Nessuah Zannex

		BancBoston Robertson Stephens, Hambrecht & Quist, US Bancorp Piper Jaffray, FAC/Equities, etc.	BancBoston Robertson Stephens, Hambrecht & Quist, US Bancorp Piper Jaffray, Volpe Brown Whelan & Co, FAC/Equities, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	ELOQ	PKSI	CNQR
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	US Bancorp Piper Jaffray	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	2/17/2000	6/30/1999	4/16/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 72,000,000.00	$ 45,650,000	$ 134,850,000
Total	$ 72,000,000.00	$ 45,650,000	$ 134,850,000

Public offering price	16.00	11.00	43.50
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$1.12 (7%)	$0.77 (7%)	$2.28 (5.24%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,600.00	n/a	n/a

% of offering purchased by fund	0.002%	n/a	n/a
% of offering purchased by associated funds*	0.013%	n/a	n/a
Total (must be less than 25%)	0.016%	n/a	n/a
* DeAM Small Cap Equity